Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	November 15, 2019
Contact:	John S. D'Orazio
President and CEO
Telephone:	540-777-3815

RGC RESOURCES, INC.
REPORTS RECORD EARNINGS

ROANOKE, Va. (November 15, 2019)--RGC Resources, Inc. (NASDAQ: RGCO) announced record consolidated Company earnings of $8,698,412 or $1.08 per share for the fiscal year ended September 30, 2019. This compares to earnings of $7,297,205 or $0.95 per share for the year ended September 30, 2018. CEO John D’Orazio stated, “I am pleased to announce our fifth consecutive year of record earnings. The increase in 2019 earnings is attributable to improved utility margins associated with our infrastructure replacement programs, implementation of new non-gas rates, customer growth, and our ongoing investment in the Mountain Valley Pipeline (MVP).” D’Orazio further commented, “We continue to execute on the key strategies propelling our earnings growth: (1) growth in our regulated natural gas business through investments in infrastructure replacements and expansion; and (2) investments in midstream projects such as the MVP and the Southgate. Diversification opportunities to expand and grow the company are a strategic focus of our management team. We are excited about the future and increasing shareholder value.”

Earnings for the quarter ending September 30, 2019 were $455,605 or $0.06 per share compared to $684,459 or $0.09 per share for the quarter ended September 30, 2018. D’Orazio attributed the decrease to prior year tax reform adjustments.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. Past performance is not necessarily a predictor of future results.

Summary financial statements for the fourth quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2019	2018	2019	2018
Revenues	$9,851,869	$9,971,142	$68,026,525	$65,534,736
Operating expenses	9,361,167	9,256,801	56,431,061	54,064,229
Operating income	490,702	714,341	11,595,464	11,470,507
Equity in earnings of MVP	981,931	353,132	3,020,348	938,531
Other income (expense), net	110,254	151,562	351,882	244,868
Interest expense	983,422	632,142	3,618,551	2,461,565
Income before income taxes	599,465	586,893	11,349,143	10,192,341
Income tax expense (benefit)	143,860	(97,566)	2,650,731	2,895,136
Net income	$455,605	$684,459	$8,698,412	$7,297,205
Net earnings per share of common stock:
Basic	$0.06	$0.09	$1.08	$0.95
Diluted	$0.06	$0.09	$1.08	$0.95
Cash dividends per common share	$0.165	$0.155	$0.660	$0.620
Weighted average number of common shares outstanding:
Basic	8,069,934	7,991,553	8,039,484	7,649,025
Diluted	8,102,334	8,039,259	8,078,950	7,695,712

Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,
Assets	2019	2018
Current assets	$16,385,192	$15,544,602
Total property, plant and equipment, net	182,002,956	165,963,628
Other assets	59,965,548	38,051,876
Total Assets	$258,353,696	$219,560,106
Liabilities and Stockholders’ Equity
Current liabilities	$21,633,064	$24,091,849
Long-term debt, net of unamortized debt issuance costs	103,371,358	70,321,936
Deferred credits and other liabilities	50,252,882	45,563,209
Total Liabilities	175,257,304	139,976,994
Stockholders’ Equity	83,096,392	79,583,112
Total Liabilities and Stockholders’ Equity	$258,353,696	$219,560,106